Exhibit 99.1

Prime Number Acquisition I Corp. Announces Clarified Position on Excise Tax

New York, NY– May 2, 2023 – Prime Number Acquisition I Corp. (NASDAQ: PNACU) (the “Company”), a blank check company incorporated as a Delaware corporation, today announced its clarified position that the funds in the Company’s trust account and any additional contributions, including any interest thereon, will not be used to pay for the excise tax imposed under the Inflation Reduction Act of 2022, if any, for the redemption in connection with a special meeting called for an extension proposal.

A special stockholder meeting (the “special meeting”) will be held at 9:00 a.m., Eastern Time on May 15, 2023 for the purpose of considering and voting on, among other proposals, a proposal to amend the Company’s current charter to allow the Company until May 17, 2023 to complete a business combination and may elect to extend up to six times, each by one-month by the deposit of $0.06 per remaining public share into the trust account, for a total up to six months.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Prime Number Acquisition I Corp.

Prime Number Acquisition I Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses with one or more businesses or entities, provided that it will not undertake its initial business combination with any entity being based in or having the majority of the company’s operations in China (including Hong Kong and Macau). None of its founders or the Company is affiliated with Prime Number Capital LLC, an underwriter for the Company’s initial public offering (the “IPO”).

Forward-Looking Statements

This press release includes forward looking statements that involve risks and uncertainties. Forward looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the "Risk Factors" section of the Company's registration statement, as amended from time to time, and prospectus for the offering filed with the SEC. Such forward-looking statements include the successful consummation of the Company's initial public offering or exercise of the underwriters' over-allotment option. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact Information:

Prime Number Capital, LLC

Ms. Xiaoyan Jiang, Chairwoman

Email：xj@pncps.com

Phone: 516-582-9666